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                                                                      EXHIBIT 11



                                CABOT CORPORATION

         Earnings per Common Share for the Year Ended September 30, 1996

                 Statement Re: Computation of Per Share Earnings
                    (In thousands, except per share amounts)


                                                                    Primary (a)     Fully Diluted (a)
                                                                    -----------     -----------------

Shares of common stock outstanding at October 1, 1995,
         less treasury stock                                           74,764            74,764

Plus net weighted shares of treasury stock purchased                   (2,744)           (2,744)

Plus common stock equivalents:

         Effect of convertible preferred stock conversion                   -             6,087
         Effect of equity incentive awards                              1,217             1,238
                                                                     --------          --------

Weighted average shares outstanding                                    73,237            79,345
                                                                     ========          ========

Income applicable to common shares                                   $190,756          $190,756

Dividends on preferred stock                                                -             3,301

Preferred stock conversion compensation shortfall                           -            (2,061)
                                                                     --------          --------

Income applicable to common shares                                   $190,756          $191,996
                                                                     ========          ========

Earnings per common share                                            $   2.60          $   2.42
                                                                     ========          ========



(a) All common stock and equivalents reflect, as of the beginning of the fiscal year, the two-for-one stock split authorized on November 10, 1995 by the Board of Directors contingent upon shareholder approval of an amendment to the Company's Certificate of Incorporation. This amendment was approved on March 7, 1996.